[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED

MANUFACTURING AND SUPPLY AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT (this “2018 Amendment”) is entered into by and between Fresenius Kabi Deutschland GmbH, a company organized under the laws of Germany (together with its affiliates “Fresenius Kabi”), and Cerus Corporation, a company organized under the laws of Delaware (“Cerus”).  Fresenius Kabi and Cerus are sometimes referred to herein as a “Party” and collectively as the “Parties.” This 2018 Amendment shall be effective as of August 10, 2018 (the “Effective Date”).

WHEREAS, Cerus and Fresenius Kabi are parties to that certain Amended and Restated Manufacturing and Supply Agreement dated July 1, 2015 (the “Agreement”); and

WHEREAS, the Parties now wish to amend the Agreement in the manner set forth in this 2018 Amendment.

NOW THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fresenius Kabi and Cerus agree as follows:

1.Defined Terms.  Unless otherwise defined herein, all capitalized terms used in this 2018 Amendment shall have the same meaning as assigned to them in the Agreement.

2.Transfer Price amendment.  The Parties agree to amend the Transfer Price grid contained in Exhibit D-1 of the Agreement as follows:

[*]

3.Capacity.

a.The parties acknowledge that once the [*] is operational and begins to [*], Fresenius Kabi’s capacity limit is [*] annually (based on [*]) until [*] (the “Capacity Constraint”). Cerus agrees that Fresenius Kabi shall not be deemed in breach of this Agreement if Fresenius Kabi is unable to fulfill firm purchase orders in excess of the Capacity Constraint; provided, however, that the Parties will use commercially reasonable efforts to increase the Capacity Constraint to [*] beginning for [*].

b.The following restriction on purchase order quantities set forth in Section 2.4 of the Agreement (the “Order Restriction”) shall be waived for [*]:

“With respect to the Sets, the [*] variation for the [*] constituting a firm purchase order shall not be greater than [*] ordered for the applicable Set in the preceding [*] period unless otherwise agreed to by the parties.”

c.Cerus shall provide to Fresenius Kabi on or prior to [*], a [*] forecast by product code, of which the first [*], will constitute firm purchase orders for Platelet Sets and Plasma Sets (the “Firm Purchase Orders”).  The Parties hereby agree that any Sets ordered pursuant to the Firm Purchase Orders [*] Fresenius Kabi [*] the Firm Purchase

Orders [*] in one or more [*].  For the purposes of clarity and avoidance of doubt, Cerus acknowledges that [*] in accordance with accepted Firm Purchase Orders within [*].  Commencing [*], all firm purchase orders shall [*] based on the preceding [*] period unless otherwise agreed to by the Parties.  Further, the Parties agree that, subsequent to [*] shall be subject to [*].

d.This 2018 Amendment shall not serve as evidence of Cerus’ reasonable requirements for orders under the Agreement, but rather such requirements shall be set forth in accordance with the terms of the Agreement.  Further, unless specifically set forth herein, nothing contained in this 2018 Amendment shall be deemed to obligate Fresenius Kabi to increase its overall supply obligations in future periods.

4.[*].

a.Fresenius Kabi shall commence and [*] the purchase and installation of [*] at the Facility [*].

b.If the aggregate number of Sets ordered pursuant to Cerus’ firm purchase orders for the [*] period beginning with the first day of [*] below [*], then Cerus will be obligated [*] to [*] via [*] due [*], which amount shall be set forth in [*] to Cerus.

c.In the event that Cerus met the volume requirements set forth in Section 3.b. above as of [*], but the aggregate number of Sets ordered pursuant to Cerus’ firm purchase orders for the [*] period beginning on [*] below [*], then Cerus will be obligated to [*] via [*] due [*], which amount shall be set forth in [*] to Cerus.

5.At Risk Containers.  In order to support increased demand, once sealing validations are completed, Fresenius Kabi shall immediately commence manufacturing bags on the [*] at the Facility, which the Parties hereby acknowledge is prior to Cerus obtaining regulatory approvals thereof (the “At Risk Containers”).  The Parties shall [*] of the At Risk Containers in the event the At Risk Containers [*].  For the avoidance of doubt, nothing in this Section 5 shall obligate the Parties to manufacture Sets using the At Risk Containers unless mutually agreed in writing by the Parties.  The quantity of At Risk Containers to be manufactured will be mutually agreed upon in writing by Cerus and Fresenius Kabi.

6.Third-Party Component Inventory Management.   The Parties agree to negotiate in good faith [*] Fresenius Kabi with respect to certain third-party sourced components, as required for production of the Sets, that are held in Fresenius Kabi’s inventory storage facility(ies).

7.Section 9.6 payment acceleration.   Section 9.6 of the Agreement is replaced in its entirety by the following provision:

“Section 9.6.  Milestone Payment.  Cerus shall make a one-time, lump sum payment of €5.5 million to Fresenius Kabi by wire transfer no later than August 1, 2019.”

8.Reaffirmation.  Except as provided herein, the Agreement remains in full force and effect in accordance with its original terms, except as expressly modified hereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.Counterparts. This 2018 Amendment may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

[Signature Page to Follow]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth below.

Fresenius Kabi Deutschland GmbH By: /s/ Christian Hauer Name:Christian Hauer Title:President, Medical Devices Division, Managing Director
By: /s/ Dirk Röhner Name:Dirk Röhner Title:CFO, Senior Vice President Finance & HR Medical Devices Division, Managing Director
Cerus Corporation By: /s/ William M. Greenman Name:William M. Greenman Title:President and CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.